Exhibit 99




                             FARMER MAC AND CFC NEWS


FOR IMMEDIATE RELEASE                                       CONTACTS
---------------------                                       --------
July 29, 2005                                               Farmer Mac:
                                                            Mary K. Waters
                                                            202-872-7700
                                                            CFC:
                                                            Rhonda Smith
703-709-6895


                           Farmer Mac and CFC Announce
                         $500 Million Secured Note Deal


     Washington,  D.C. -- The Federal Agricultural  Mortgage Corporation (Farmer
Mac) (NYSE: AGM and AGM.A) and the National Rural Utilities Cooperative Finance Corporation (CFC) today jointly announced the sale by CFC and purchase by Farmer Mac of $500 million of three-year CFC secured notes. The notes are secured by mortgage indebtedness issued by CFC-member rural electric distribution cooperatives serving communities across rural America.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, and to facilitate capital market funding for USDA guaranteed farm program and rural development loans. CFC is a privately owned, non-governmental organization that provides low-cost capital and state-of-the-art financial products and services to approximately 1,000 electric cooperatives across the United States.

     The transaction provides CFC with a new source of liquidity for its rural utility cooperative members that serve rural communities and support agriculture in 47 states. It also advances Farmer Mac's role and commitment as an investor in rural America. The structure of the transaction is consistent with parameters established by the Farm Credit Administration, Farmer Mac's federal regulator.

     Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com. Additional information about CFC is available on CFC's website at www.nrucfc.coop.